Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 21, 2016 relating to the financial statements and financial statement schedule of Marvell Technology Group Ltd. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of the Company for the year ended January 30, 2016.

/s/ Deloitte & Touche. LLP

San Jose, California

August 10, 2016